Exhibit 10.4

SECOND AMENDED AGREEMENT

This SECOND AMENDED AGREEMENT is dated and effective as of March 27, 2023, and amends the First Amended Agreement between Deere & Company, a Delaware corporation (“Deere”) and John Deere Capital Corporation, a Delaware corporation (“JDCC”) dated November 1, 2003.

WITNESSETH:

WHEREAS, Deere owns all of the outstanding common stock of JDCC; and

WHEREAS, Deere and JDCC believe that it is their respective best interest to demonstrate Deere’s support for JDCC to debt holders and derivative counterparties.

NOW, THEREFORE, in consideration of the foregoing, the mutual advantage and benefit of the parties hereto and other good and valuable consideration, the parties hereto hereby agree as follows:

1.  Fixed Charges Ratio. Deere shall make income maintenance payments to JDCC, constituting additions to the pre-tax income of JDCC, to the extent that such payments are necessary to cause the ratio of Net Earnings Available for Fixed Charges to Fixed Charges of JDCC and consolidated affiliates (determined on a consolidated basis and in accordance with GAAP) to be not less than 1.05 to 1 for any four consecutive fiscal quarter period of JDCC and its consolidated Subsidiaries.

2. Ownership. Deere or one or more of its direct or indirect wholly-owned subsidiaries or a combination thereof will continue to own at least fifty-one percent (51%) of the shares of capital stock of JDCC having voting power for the election of directors, provided, however, that JDCC may merge or consolidate with, or sell or convey substantially all of its assets, to Deere, if in connection therewith, Deere shall expressly assume the due and punctual payment of all of JDCC’s rated debt.

3. Minimum Net Worth. Deere shall cause JDCC to have as at the end of any fiscal quarter a Consolidated Tangible Net Worth of at least $50,000,000.

4. No Guaranty. This Agreement is not, and nothing herein contained and nothing done pursuant hereto by Deere shall be deemed to constitute, a guaranty by Deere of the payment of any indebtedness, obligation or liability of any kind or character whatsoever of JDCC, any of JDCC’s direct or indirect subsidiaries or any other entity the indebtedness, obligations or liabilities of which have been guaranteed by JDCC (any such other entity a “Guaranteed Entity”).

5. Term. This Agreement may be modified, amended or terminated, at Deere’s election, upon thirty days prior written notice to JDCC and to Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poors Ratings Services (“S&P”) if (a) such modification, amendment or termination would not result in a downgrade of JDCC’s rated public debt or of the rated public debt of any Guaranteed Entity (any such rated public debt “Debt”) by Moody’s or S&P; or (b) the modification, amendment or notice of termination provides that this Agreement will continue in effect with respect to Debt outstanding on the effective date of the modification, amendment or termination; or (c) there is no outstanding long-term Debt. For purposes hereof, no portion of any Debt shall be considered “outstanding” if such Debt shall be defeased or discharged in accordance with the indenture or other governing instrument defining the rights of the holders of such Debt. Upon termination of this Agreement, no further obligation on the part of Deere shall thereafter arise hereunder.

6. Defined Terms. Capitalized terms used herein, but not defined herein, shall be as defined in the $5, 000,000,000 Credit Agreement dated as of March 27, 2023 among Deere, JDCC, John Deere Bank S.A., JPMorgan Chase Bank N. A., as Administrative Agent, Bank of America, N. A. and Citibank, N.A. as Co-Syndication Agents, J.P. Morgan Securities LLC, as Sustainability Structuring Agent and various institutions as Banks, as such credit agreement or any successor or replacement agreement may be amended from time to time.

7. Waiver. Deere hereby waives any failure or delay on the part of JDCC in asserting or enforcing any of its rights or in making any claims or demands hereunder.

8. Rights of Lenders. The obligations of Deere to JDCC pursuant to this Agreement are to JDCC only and do not run to, and are not enforceable directly by, any creditor of JDCC or any creditor of any Guaranteed Entity; nor shall this Agreement cause Deere to be responsible for the payment of any obligations of JDCC or of any Guaranteed Entity to any creditor thereof; provided, however, that any Lender shall have the right to demand that JDCC enforce JDCC’s rights under this Agreement and if JDCC fails or refuses to take timely action to enforce such rights such Lender may proceed against JDCC to enforce JDCC’s rights under this Agreement. The term Lender in this paragraph 8 shall mean any person, firm or corporation to which JDCC or any Guaranteed Entity is indebted for borrowed money or that is a derivative counterparty to JDCC or to any other entity the derivative obligations of which are guaranteed by JDCC.

9. Successors. The Agreements herein set forth shall be mutually binding upon, and shall inure to the benefit of, Deere and JDCC and their respective successors and assigns.

10. Governing Law. This Agreement shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

DEERE & COMPANY

By:	/s/ Joshua A. Jepsen
Joshua A. Jepsen

JOHN DEERE CAPITAL CORPORATION

By	/s/ Rajesh Kalathur
Rajesh Kalathur